Expense Limitation Agreement

November 16, 2016

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged Donald L. Hagan, LLC, also known as Day Hagan Asset Management, LLC, (“Day Hagan”) to act as the sole investment adviser to the Day Hagan Tactical Allocation Fund of ETFs and Day Hagan Tactical Dividend Fund (the “Funds”) pursuant to a Management Agreement dated as of October 30, 2009 (the “Agreement”).

Day Hagan hereby contractually agrees to waive management fees and/or reimburse the each Fund for expenses it incurs, but only to the extent necessary to maintain the Fund’s total annual operating expenses (excluding brokerage costs; borrowing and liquidity costs such as interest and dividends on securities sold short; taxes; underlying/acquired fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for the Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to Day Hagan and upon the termination of the Management Agreement between the Trust and Day Hagan.

Any waiver or reimbursement by Day Hagan is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours, DONALD L. HAGAN, LLC By: /s/ Donald Hagan Donald L. Hagan, Partner

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: /s/ Jerry Szilagyi Jerry Szilagyi, Trustee

Exhibit A

Fund	Percent of Net Assets	Term
Day Hagan Tactical Allocation Fund of ETFs	Class A – 1.60% Class C – 2.35% Class I – 1.35%	10/31/17
Day Hagan Tactical Dividend Fund	Class A – 1.60% Class C – 2.35% Class I – 1.35%	10/31/17
Day Hagan Hedged Strategy Fund	Class A – 2.23% Class C – 2.98% Class I – 1.98%	10/31/18